Exhibit 99.1

Feihe International, Inc. Announces

Agreement to Sell Dairy Farms

BEIJING and LOS ANGELES, August 1, 2011 /PRNewswire Asia-FirstCall/ -- Feihe International, Inc. (NYSE: ADY; "Feihe International" or the "Company") (formerly known as American Dairy, Inc.), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced that it has entered into an Equity Purchase Agreement (the “Agreement”) with Haerbin City Ruixinda Investment Company Ltd. (the “Purchaser”).  Pursuant to the Agreement, the Company agreed to sell to the Purchaser all of its equity interests of Heilongjiang Feihe Kedong Feedlots Co., Limited and Heilongjiang Feihe Gannan Feedlots Co., Limited for an aggregate purchase price of approximately US$131.8 million, comprised of approximately US$17.8 million in cash and six equal quarterly deliveries of raw milk in an aggregate value of approximately US$114.0 million.

Until the Purchaser has met its milk delivery obligations to the Company, the Purchaser must exclusively supply raw milk to the Company and thereafter must prioritize any Company requirements for extra raw milk.  The Company will specify the feeding forage and feeding method and the quality of raw milk that the Purchaser provides.  The exclusive supply period for the Company will be an unlimited time period.

Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, “We are extremely pleased to enter into the Equity Purchase Agreement with Haerbin City Ruixinda Investment Company Ltd. for the two world-class demonstration dairy farms.  A professional company will operate the two dairy farms and we will be able to get the same premium quality dairy farm raw milk at an unlimited exclusive supply period.  This transaction will allow us to improve our liquidity and reduce our debt level, as well as eliminate our dairy farm operating expenses, while still ensuring our supply of high quality milk.  It will also allow us to focus on infant formula manufacturing and marketing in order to achieve our long-term leadership position within China’s infant formula industry.”

About Feihe International, Inc.
Feihe International, Inc. (NYSE: ADY) (formerly known as American Dairy, Inc.) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, two dairy farms, seven production facilities with an aggregate milk powder production capacity of approximately 1,950 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In the U.S.: ir@americandairyinc.com
In China:	May Shen, IR Manager
86-10-8457-4688 x8810
shenchunmei@americandairyinc.com